Exhibit 10.1

Employment Agreement

Dated

Chee Choon Wee (the “Employee”)

AND

Solana Company (Hong Kong) Limited (the “Company”)

Contents 目錄

Details 1

General terms1

1 Definitions and interpretation2

2 Employment2

3 Duties of the Employee3

4 Remuneration and benefits3

5 Working hours4

6 Leave5

7 Warranties and indemnities5

8 Conflict of interest6

9 Exclusivity of employment6

10 Confidentiality6

11 Intellectual property7

12 Termination8

13 Continuing effect9

14 Notices9

15 Amendments10

16 Partial invalidity10

17 Entire agreement10

18 Language10

19 Data protection10

i

20 Governing Law10

Signing page13

ii

Details

Parties	Employee and Company
Employee	Name	Chee Choon Wee
	Address	Hong Kong

Company	Name	Solana Company (Hong Kong) Limited
	Address	Flat B1, 7/F, Loyong Court Comm Bldg 212-220 Lockhart Rd, Wan Chai, Hong Kong
	Tel	N/A
	Attention	Joseph Chee
Recitals	The parties have agreed that the Employee will be employed by the Company in accordance with the terms and conditions as set out below.
Governing law	Hong Kong
Date of agreement	See Signing page

General terms

1	Definitions and interpretation
1.1	In this Agreement, unless the context otherwise requires:-

“Confidential Information”	has the meaning stated in Clause 10.1;
"Commencement Date"	means October 30, 2025 /the date the employment commences
“Employment Ordinance”	means the Employment Ordinance (Cap. 57 of the Laws of Hong Kong);
“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;
“PRC”	means the People’s Republic of China; and

“HK$”	means the legal currency of Hong Kong.

1.2In this Agreement unless the context otherwise requires:

(a)	words importing the singular shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing a person shall include a company or corporation and vice versa;

(b)

the expression "this Agreement" or any similar expression shall mean these presents and the accompanying Annex, and any of their written supplemental agreement, extension and/or amendments as may be in force from time to time;

(c)	the expressions "the parties" shall mean the parties to this Agreement; and

(d)

references to Clauses unless otherwise stated are to clauses in this Agreement. The recitals form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.3	The headings are for convenience only and shall not affect the interpretation of this Agreement unless the context otherwise requires or permits.

2	Employment

2.1	The Company agrees to employ the Employee and the Employee agrees to serve as Chairman and Chief Executive Officer of the Company.

2.2	The Employee will be responsible for chairing the Board of Directors of the Company, and the most senior executive overseeing the operations and personnel of the Company.

2.3	The Employee’s employment will commence on the Commencement Date.

3	Duties of the Employee

3.1	During his employment the Employee must:

(a)	undertake such duties and tasks and make every effort to meet the reasonable requirements of the Company, as the Company may from time to time assign to or vest in him;

(b)	in the discharge of such duties and tasks, observe and comply with all resolutions, regulations and directions from time to time made or given by the Company;

(c)	diligently and faithfully devote his time, attention and ability to the discharge of his duties;

(d)	in pursuance of his duties under this Agreement, perform such duties for the Company and accept such offices in the Company as it may from time to time require; and

(e)	work at such location or country as the Company may from time to time reasonably require.

4	Remuneration and benefits

4.1	With effect from the Commencement Date, the Employee shall be entitled to receive an Annual Base Salary of US$525,000 (“Annual Base Salary”) and therefore the Company must pay to the Employee a monthly salary at the rate of US$43,750 per calendar month (the “Base Salary”) and payable monthly in arrears not later than the last day of that calendar month. The Base Salary will be reviewed by the Company by reference to the suggestions by the Compensation Committee of the Board of Solana Company (NASDAQ: HSDT) (the “ListCo”) at the end of each calendar year or at such time as the Company may in its absolute discretion determine and the outcome of such review must be communicated to the Employee. In the event of any variation in the Base Salary, the variation will be communicated in writing to the Employee and, subject to the Employee’s written consent, thereafter have effect as if it were specifically provided for as a term of this Agreement. The Company should pay the sign on bonus salary at a rate of US$61,250, considering the preparation work and contribution the Employee has done during the period from September 18, 2025 up to the Commencement Date.

4.2	Subject to Clause 4.4 below, the Employee may also be eligible for a discretionary annual bonus in the form of cash (or in any other form as the Company considers appropriate in its sole and absolute discretion) (the “Discretionary Bonus”). The value for Discretionary Bonus shall target to be 100% of the Annual base Salary. The amount of Discretionary Bonus to be paid, if any, will be determined by the

Company by reference to the suggestions by the Compensation Committee of the Board of the ListCo. Any Discretionary Bonus will be scheduled for payment in February following each calendar year. For the avoidance of doubt, any Discretionary Bonus earned by you for 2025 shall be prorated by the number of days (or other measurement of time) during which you were employed by the Company during the year.

4.3	Subject to Clause 4.4 below and subject to applicable laws, rules (including compliance with the US Listing Rules) and regulations, the Company may at its sole discretion, procure options, equity awards or restricted stock unit of ListCo to be awarded to the Employee as approved by the board of directors of the ListCo at its sole and absolute discretion (the “Incentives”). Details of the Incentives (if any) will be provided by the Company to the Employee in a separate grant letter.

4.4	Any entitlement to bonus payment (including end of year payment/bonus, annual payment/ incentives including options, equity awards, etc), is of a gratuitous nature and whether it will be paid, its amount and timing of payment would be at the sole and absolute discretion of the Company. If the Company makes any bonus payment to the Employee, it will not be obliged to make such subsequent bonus payments in the following financial years. For the avoidance of doubt, any payments made to the Employee are entirely discretionary and do not form part of the Employee’s contractual remuneration or wages as defined under the Employment Ordinance.

4.5	The Company and the Employee must pay their respective contributions to the mandatory provident fund or such other funds at the prevailing rate in accordance with the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong) and any other relevant legislation in relation to such contributions. The Company is entitled to deduct from the salary to be paid under Clause 4.1:

(a)	the minimum amount required to be paid by the Employee in accordance with the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong); and

(b)	any voluntary contributions the Employee elects to make.

4.6	The Employee will be responsible for the payment of taxes for any amount received from the Company in accordance with this Agreement.

5	Working hours

5.1

The Employee’s normal working hours are 9:00 am to 6:00 pm from Monday to Friday, inclusive of a one-hour lunch break daily between 1:00pm to 2:00pm.  The Employee may be required to work outside of his normal working hours as necessary for the proper performance of his duties.  The Employee acknowledges that he will not receive further remuneration in respect of such additional hours.

5.2

Sunday is a designated statutory rest day. Where a statutory or general holiday (or any alternative or substituted holidays as defined in the Employment Ordinance) falls on a Saturday, the Employee will not be entitled to any additional day off.

6	Leave

6.1	Annual Leave

(a)	The Employee will be entitled to 28 working days’ annual leave for every calendar year to be taken at such time(s) as the Company approves.

(b)	Annual leave accrues on a pro-rata basis and must be taken within twelve months of the entitlement falling due.

(c)	Any untaken annual leave will be forfeited without pay unless otherwise approved by the Board of Directors on a case by case basis.

(d)	The Employee’s annual leave entitlement is in addition to the rest days and statutory holidays under the Employment Ordinance.

6.2	Sick Leave

(a)	The Employee will be entitled to take sick leave in accordance with the provisions of the Employment Ordinance and sick leave will be payable at statutory rate.

(b)	If the Employee is absent for work for more than one day (i.e. two days or more), the Employee will have to provide an appropriate medical certificate.

。

7	Warranties and indemnities

7.1	The Employee warrants to the Company that:

(a)	he has disclosed to the Company information about any possible restrictions on him from performing his duties under this Agreement;

(b)	other than what he has disclosed to the Company, that he is not restricted from performing his duties for the Company arising from a restrictive covenant or other non-competition obligation owed to any person or entity, or a restriction imposed on him concerning the use of any information or the intellectual property rights of any person or entity;

(c)	the credentials and information provided by him to the Company concerning his qualifications and ability to perform the duties under this Agreement are true and correct; and

(d)	The execution of this Agreement will not result in a breach of any other contract or agreement to which the Employee is a party or otherwise constitute an infringement of an existing or prior employment relationship between the Employee and the Company.

7.2	The Employee shall hold the Company harmless against any claims against the Company for infringement of any employment relationship which the Employee may have or have had with a third party at any time. The Employee shall fully indemnify the Company for any losses sustained as a result of such claims.

7.3	To avoid or minimize the Company’s risk of exposure to the claims mentioned in Clause 7.2, the Employee shall, at the Company’s request, provide the Company with evidence that the Employee’s employment agreement with his former employer has either expired or been duly terminated and the Employee is free to enter into an employment agreement with the Company.

7.4	Upon acceptance of this Agreement by the Employee, the Company make take up reference with the previous employer of the Employee for confirmation of employment record.

8	Conflict of interest

During his employment, with the exception of the arrangements put in place as a result of the PIPE investment into Solana Company (NASDAQ:HSDT) on September 18, 2025, the Employee must not (except as a representative or nominee of the Company with its consent) be directly or indirectly engaged, concerned or interested in:

(a)	any other entity (except Solana Company and its affiliates) which supplies any goods or services to the Company; or

(b)	any other entity (except Solana Company and its affiliates) to which the Company supplies any goods or services.

Any conflicts of interests arising from having interests in the suppliers or customers of the Company as it relates to the Employee’s investments or involvement in difference capacities with Summer Wisdom Holdings Limited and its affiliates can also be exempted with proper disclosure to the Board of Directors and/or ring-fencing.

9	Exclusivity of employment

The Employee agrees that for the duration of this Agreement, the Employee will not carry out any work for any other person or organisation as an employee without the consent of the Company.

10	Confidentiality

10.1	Definition

“Confidential Information” includes:

(a)	all information relating to the business, finances, transactions, affairs, contacts, products, services, processes, equipment, activities or trade secrets of the Company and/or its clients or partners, which is designated by them as confidential; and

(b)	all information relating to customers, including their identity and information about their business, transactions, affairs, products or systems or such matters which come to the Employee’s knowledge in the course of performing his duties and which, by reason of its character and/or the manner of its coming to the Employee’s knowledge, is evidently confidential.

10.2	Duty of confidentiality

(a)	The parties acknowledge that in the course of the employment of the Employee, the Employee will become aware of and will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings, transactions and affairs, all of which information is or may be Confidential Information.

(b)	The Employee is not permitted, during the employment of the Employee or afterwards, use or exploit (except for the benefit of the Company) or divulge to any third party by any means any Confidential Information except:

(i)	when necessary in the proper performance of the Employee’s duties;

(ii)	with the express written consent of the Company; or

(iii)	where this is required by law.

10.3	Best endeavours

During the employment of the Employee, the Employee must use his best endeavours to prevent any unauthorised publication, use or disclosure of any Confidential Information.

10.4	Information in public domain

Clauses 10.2 and 10.3 do not apply to information which is freely available to the public, other than as a result of a breach by the Employee of this Agreement.

11	Intellectual property

11.1	The Copyright Ordinance (Cap. 528 of the Laws of Hong Kong) governs the ownership of copyright in literary, artistic and other works created by the Employee in the course of the Employee’s employment with the Company. Subject to Clause 11.3 below, in relation to all such copyright the Company as the employer of the Employee is the owner.

11.2	Subject to Clause 11.3 below, if during the Employee’s employment with the Company, the Employee at any time (whether alone or with any other person, whether during the course of the Employee’s normal duties or other duties specifically assigned to the Employee and whether or not during normal working hours) originates any design (whether registrable or not) or other work in which copyright may subsist, the Employee will immediately disclose it to the Company and, at the request and expense of the Company, do all things necessary and desirable to substantiate the rights of the Company in relation to that design or other work.

11.3	For the avoidance of doubt, the application of Clauses 11.1 and 11.2 shall only be limited to the intellectual properties in Hong Kong which relate and are relevant to the Employer originated during:

(a)	the course of the Employee’s employment with the Company; and

(b)	the Employee’s performance of his role and duties as Chairman and Chief Executive Officer of the Company.

12	Termination

12.1	Termination by either party

This Agreement may be terminated:

(a)	by the Employee providing to the Company:

(i)	6 months’ written notice; or

(ii)	6 months of the Employee’s monthly remuneration in lieu of notice;

(b)	by the Company providing to the Employee:

(i)	6 months’ written notice; or

(ii)	6 months of the Employee’s monthly remuneration in lieu of notice.

12.2	Summary termination by the Company

Notwithstanding the provisions of Clause 12.1, the Company may, at any time by notice in writing, summarily terminate the Employee’s employment (that is, immediately and without payment in lieu of notice) if the Employee:

(a)wilfully disobeys a lawful and reasonable order;

(b)misconducts himself, such conduct being inconsistent with the due and faithful discharge of his duties;

(c)is guilty of fraud or dishonesty;

(d)is habitually neglectful in his duties; or

(e)commits any act or omission justifying summary termination at common law.

12.3	Requirements after termination

(a)	Upon the termination of the Employee’s employment for any reason:

(i)	the Company may set off any amounts owed by the Employee to the Company against any amounts the Company owes the Employee at the date of the termination except for amounts the Company is not entitled by law to set off; and

(ii)	the Employee must return to the Company or destroy (if the Company so directs) all property belonging to or relating to the key or access card of the premises of the Company, all documents and other materials (which are originals or copies and in hard copy or electronic form) concerning the Company which are or which come under the Employee’s possession, custody or control.

13	Continuing effect

The termination of this Agreement howsoever arising will not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after the termination and will be without prejudice to any other accrued rights or remedies of the parties.

14	Notices

14.1	Except as otherwise provided in this Agreement, all notices required or permitted to be given must be in writing and must be delivered personally or sent by prepaid registered post to the address or despatched by facsimile transmission to the fax number set out or referred to in the Details or in accordance to any subsequent change to the Details.

14.2	Respective parties must notify the other of any changes to the Details.

14.3	Proof of despatch in the case of a facsimile transmission will be deemed to be proof of receipt on the date and at the time of despatch subject to a confirmed transmission report as the time that the whole fax was sent or if given by prepaid registered post, notice is deemed received two (2) days after posting or if delivered personally, at the time of delivery.

15	Amendments

15.1	This Agreement must not be altered, changed, supplemented or amended except by written instruments signed by the parties or the duly authorised representatives of the parties.

15.2

In the event of any variation of the remuneration payable to the Employee being made by consent of the parties such variation will not constitute a new agreement but (subject to any express agreement to the contrary) the employment of the Employee will continue subject in all respects to the terms and conditions of this Agreement with such variation as aforesaid.

16	Partial invalidity

If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired.

17	Entire agreement

This Agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

18	Language

This Agreement is written in both English and Chinese. In case of any inconsistency between the English and Chinese versions, the English version shall prevail.

19	Data protection

The Employee must sign and acknowledge receipt of the Employee Collection Statement set out in the Annex to this Agreement in consideration of his employment by the Company.

20	Governing Law

20.1	This Agreement is governed by the law in force in the place specified in the Details.

20.2	The Company and the Employee agree to submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of any dispute arising under this Agreement.

ANNEX TO THE EMPLOYMENT AGREEMENT

EMPLOYEE COLLECTION STATEMENT

Your privacy is important to Solana Company (Hong Kong) Limited (the “Company”).

Throughout the course of your employment with the Company, the Company needs to collect personal data from you and about you.  The type of information the Company may collect includes (but is not limited to):

●	Personal particulars;
●	Recruitment, engagement or training records;
●	Terms and conditions of employment;
●	Personal and emergency contact details;
●	Remuneration details;
●	Taxation, banking and mutual provident fund details; and
●	Any other information that you provide to the Company.

The purposes for which the Company collects this data are for use concerning your employment or working relationship with the Company.

The Company may transfer your personal data to the following classes of persons:

●	a company which is a 'Subsidiary' or which forms part of the same 'Group of Companies' (as defined in the Companies Ordinance (Cap.622 of the Laws of Hong Kong)) or is affiliated with or related to the Company;
●	the Company’s insurers and banks;
●	medical practitioners appointed by the Company;
●	administrator of the Company’s mutual provident fund scheme;
●	companies the Company engages to perform the functions listed above on the Company’s behalf; and
●	anyone you authorise.

It is the Company’s policy to retain certain personal data of employees for 1 year when they cease to be employed. This data may be required for any residual employment-related activities, including for example, provision of references, processing of applications for re-employment, matters relating to retirement benefits and allowing the Company to fulfil any of its contractual or statutory obligations.

Under the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong), you have a right to request access to, and to request correction of, your personal data in relation to your employment.  If you wish to exercise these rights or require any further information, please contact the relevant human resources representative of the Company.

/s/ Chee Choon Wee

……………………………….

Signature of the Employee

Name: Chee Choon Wee

05/11/2025

Date: …………………………

Signing page

SIGNED by Chee Choon Wee in the presence of: /s/ Samuel Siu Signature of witness Samuel Siu Name of witness Hong Kong Address of witness	) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Chee Choon Wee

SIGNED by Chee Choon Wee for and on behalf of Solana Company (Hong Kong) Limited by in the presence of:

/s/ Samuel Siu

Signature of witness

Samuel Siu

Name of witness

Hong Kong

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Chee Choon Wee